Exhibit D.2

UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION



Holyoke Water Power Company         )      Docket Nos.    EC01-___-
Holyoke Power and Electric Company  )                     ER01-___-000



          APPLICATION FOR ORDER AUTHORIZING THE SALE OF
              JURISDICTIONAL FACILITIES, FILING FOR
               ACCEPTANCE OF RELATED AMENDMENT TO
           TRANSMISSION SERVICE AGREEMENT, AND REQUEST
                     FOR EXPEDITED APPROVAL



                          Volume 1 of 2





                                David B. Raskin
                                Viet H. Ngo
                                Carlynne S. Cockrum
                                Steptoe & Johnson LLP
                                1330 Connecticut Avenue, N.W.
                                Washington, D.C. 20036

                                Attorneys for Holyoke Water
                                Power Company and Holyoke Power
                                and  Electric Company

                        TABLE OF CONTENTS
                                                             Page

I.   INTRODUCTION
II.  EFFECTIVE DATE
III. BACKGROUND
IV.  DESCRIPTION OF THE PARTIES
     A.   DESCRIPTION OF HWP AND HP&E
     B.   CITY OF HOLYOKE GAS & ELECTRIC DEPARTMENT
V.   DESCRIPTION OF THE PROPOSED TRANSACTION
     A.   RELEVANT AGREEMENT
     B.   DESCRIPTION OF JURISDICTIONAL FACILITIES BEING
     TRANSFERRED
VI.  THE PROPOSED DISPOSITION OF FACILITIES IS CONSISTENT WITH
     THE PUBLIC INTEREST
     A.   THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON
          COMPETITION
     B.   THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON RATES
     C.   THE TRANSACTION WILL NOT IMPAIR THE EFFECTIVENESS OF
          REGULATION

VII. INFORMATION REQUIREMENTS PURSUANT TO SECTION 33.2 OF THE
     COMMISSION'S REGULATIONS

     A.    33.2(A).  NAME AND ADDRESSES OF APPLICANTS
     B.    33.2(B).  PERSONS AUTHORIZED TO RECEIVE NOTICES
     C.    33.2(C).  DESCRIPTION OF THE APPLICANTS
     D.    33.2(D).  GENERAL STATEMENT OF JURISDICTIONAL
                     FACILITIES
     E.    33.2(E).  A NARRATIVE DESCRIPTION OF THE PROPOSED
                     TRANSACTION
     F.    33.2(F).  AGREEMENTS RELATED TO THE TRANSACTION
     G.    33.2(G).  STATEMENT OF PUBLIC INTEREST
     H.    33.2(H).  MAPS
     I.    33.2(I).  REGULATORY ACTIONS NECESSARY TO COMPLETE
                     THE TRANSACTION

VIII. PROPOSED ACCOUNTING ENTRIES

IX.   NOTICE

X.    FILING FOR ACCEPTANCE OF RELATED AGREEMENT PURSUANT TO
      SECTION 205 OF THE FPA

XI.   REQUEST FOR EXPEDITED APPROVAL WITHOUT HEARING

XII.  CONCLUSION

                           ATTACHMENTS

Attachment 1        Chart of HG&E's Generation

Attachment 1A       NEPOOL Installed Capacity for Power Year 2000-2001

Attachment 2        Proposed Accounting Entries

Attachment 3        Contracts Related to the Transaction (See Volume 2)

Attachment 4        Amendment, Revised Transmission Service Agreement,
                    and Redlined Sheet

Attachment 5        Form of Notice

Attachment 6        Maps

                    UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION


Holyoke Water Power Company          )      Docket Nos.    EC01-
Holyoke Power and Electric Company   )                     ER01-000



              APPLICATION FOR ORDER AUTHORIZING THE
            SALE OF JURISDICTIONAL FACILITIES, FILING
             FOR ACCEPTANCE OF RELATED AMENDMENT TO
               TRANSMISSION SERVICE AGREEMENT, AND
                 REQUEST FOR EXPEDITED APPROVAL

I.   INTRODUCTION
     Pursuant to Sections 203 and 205 of the Federal Power Act

("FPA") <F1> and Parts 33 and 35 of the Commission's regulations, <F2>

Holyoke Water Power Company ("HWP"), and its wholly-owned

subsidiary, Holyoke Power and Electric Company ("HP&E"),

(collectively, "Applicants"), hereby seek approval for the

transfer of jurisdictional facilities associated with the sale of certain of Applicants' assets to the City of Holyoke Gas &

Electric Department ("HG&E" or "the City").  Applicants propose to transfer to the City, among other things, the 43.8 MW Holyoke

Hydroelectric Project (consisting of six hydroelectric facilities located on the Connecticut River and Holyoke Canal) in Hampden,

Hampshire, and Franklin Counties, Massachusetts,<F3> certain distribution assets, and related contracts (the "Facilities").<F4>

Pursuant to a Settlement Agreement by and among the City, HWP,

and HP&E, dated June 7, 2001 ("Settlement Agreement"),5 which is intended to settle existing litigation between Applicants and the

City, the City has agreed to purchase the Facilities currently owned by Applicants for approximately $17.5 million.

     Applicants also request acceptance for filing pursuant to

FPA Section 205 of a related amendment to a transmission service agreement between Northeast Utilities Service Company ("NUSCO"),

on behalf of the Northeast Utilities ("NU") Operating Companies,<F6>

and the City.  As demonstrated herein, the transaction will have no adverse effect on competition, rates, or regulation, and is consistent with the public interest.  In addition, the amendment to the transmission service agreement filed herewith is just and reasonable and should be accepted for filing under FPA Section

205.

II.  EFFECTIVE DATE
     Applicants have a contractual obligation to use best efforts to secure all necessary approvals so that the proposed

transaction can be consummated prior to September 15, 2001.<F7>

Accordingly, Applicants respectfully request the Commission to grant Section 203 approval of this transaction and accept for filing under Section 205 the Transmission Amendment included herewith by no later than September 10, 2001, to support closing as scheduled in the Settlement Agreement.

III. BACKGROUND

     On June 7, 2001, Applicants and the City entered into a

Settlement Agreement, pursuant to which HWP will transfer, as further described in Section VI below, its distribution assets,

the Holyoke Hydroelectric Project, Prospect Substation, and

related contracts to the City.  The Settlement Agreement is

intended to resolve the litigation between HWP and the City that has been pending since the mid-1990s regarding HWP's rights to serve business customers in Holyoke, and to resolve certain

licensing issues relating to the Holyoke Hydroelectric Project. <F8>

     The Settlement Agreement provides that HWP will sell to the

City the distribution lines that HWP owns in the City of Holyoke,

with the intent that HG&E will have an exclusive franchise to distribute electricity in Holyoke, thus resolving long-standing litigation.<F9>  Upon completion of the transaction, the City will therefore provide distribution service to all former HWP

customers pursuant to its distribution franchise, and under the terms of the Massachusetts Electric Utility Restructuring Act

(Chapter 164 of the Acts of 1997), which provides choice of

electric supplier for customers of municipal electric departments under certain conditions.  (While the Settlement Agreement

contemplates that HWP/HP&E will cease making retail sales in

Holyoke and certain adjoining communities, there is no

prohibition that would bar any NU subsidiary other than HWP and

HP&E from engaging in distribution or retail services in those communities, if otherwise authorized by Massachusetts law.)

Essentially and also, the transaction will permit HG&E to reduce portions of the overlapping distribution systems that now exist in Holyoke.  These considerations are reflected in the Settlement

Agreement, which includes HWP's commitment to wind-down its

business activities over a period of up to 25 years.


IV.  DESCRIPTION OF THE PARTIES

     A.   Description of HWP and HP&E

     HWP and HP&E are two operating subsidiaries of NU, a

registered public utility holding company under Section 79e(a) of the Public Utility Holding Company Act of 1935 ("PUHCA").  HWP,

incorporated in 1859, is a Massachusetts manufacturing company that currently owns and operates the Mt. Tom coal-fired electric generating facility (146 MW) and six hydroelectric facilities

(43.8 MW).  HWP is not a public utility under Massachusetts law,

and it is authorized to make sales to certain specified

commercial and industrial customers under fixed rate contracts. <F10>

Pursuant to an existing Massachusetts legislation enacted at the turn of the 20th century, <F11> HWP constructed certain distribution lines and currently supplies electricity over them to

approximately 30 relatively small commercial and/or industrial customers, within the City of Holyoke.  HWP also supplies certain industrial customers and a municipal customer with electric

energy in exchange for certain contractual rights that the

customers have to receive water from a canal system owned by HWP.

     HP&E is a wholly-owned subsidiary of HWP.  Since 1957, for reasons related to financing conditions contained in HWP's

corporate charter and bond indenture, ownership of Mt. Tom was vested in HWP, but 100 percent of the plant's output is sold to

HP&E under HWP First Revised Rate Schedule FPC No. 2.  One

hundred percent of the output of the hydroelectric facilities is also sold to HP&E under HWP First Revised Rate Schedule FERC No.

75.  HP&E in turn sells the combined output of the HWP generating assets to its affiliate, Select Energy, Inc. ("Select"), at cost-

based rates under HP&E First Revised Rate Schedule FERC No. 5,

and Select provides HWP with sufficient power supply for HWP's retail obligations in exchange for the retail revenues less HWP's transmission and distribution costs to serve those customers.<F12>

HP&E has no wholesale customers other than Select, and it does not have any retail customers.

     In addition to HWP and HP&E, NU has other wholly-owned

operating utility subsidiaries in Massachusetts and New

Hampshire.  HWP and HP&E and the other NU Operating Companies are

"public utilities" under the FPA, owning approximately 3,000 circuit miles of transmission lines.  The NU Operating Companies provide open access transmission services over pool transmission facilities ("PTF") under the New England Power Pool ("NEPOOL")

Open Access Transmission Tariff and over non-PTF under the NU

Operating Companies Tariff No. 9 ("Tariff No. 9").  Applicants

and the other NU Operating Companies are authorized by the

Commission to sell wholesale power at market-based rates. <F13>

     B.   City of Holyoke Gas & Electric Department
     Established in 1902, the City provides gas, electric, steam,

and telecommunications services to over 18,000 business and

residential customers in Holyoke and Southampton, Massachusetts.

The City owns and operates four hydroelectric stations located in the Holyoke canal system with a total installed capacity of 2.1

MW.  All of these hydroelectric plants are licensed by the

Commission.  In addition to the hydroelectric plants, the City owns, and through its Electric Division, operates two steam

turbine units, located in the City of Holyoke with an installed capacity of 18.0 MW, 115 kV and lower voltage transmission

facilities, and distribution system facilities.  The City also has ownership interests in other generating stations with a

combined generation capacity of 57 MW.

V.   DESCRIPTION OF THE PROPOSED TRANSACTION
     A.   Relevant Agreement
     The Settlement Agreement sets forth the assets and

liabilities being transferred and retained by each party, as well as the representations, warranties, and covenants each party makes to the other.  As noted, the Settlement Agreement provides for the sale to the City of HWP's distribution and hydroelectric facilities, together with related contracts and additional assets including:  the Holyoke Dam and related units; <F14> Prospect

Substation (a FERC jurisdictional asset); nearly all of HWP's properties in Holyoke, along with certain properties in Chicopee and South Hadley; contracts pertaining to HWP's retail customers;

millpowers agreements; headwater benefits agreements; water

exchange agreements; licenses; and other agreements related to the Facilities.<F15>  Upon closing, the City will pay Applicants approximately $17.5 million.

     B. Description of Jurisdictional Facilities Being Transferred FPA Section 203 requires Commission approval for the disposition of facilities subject to the Commission's

jurisdiction with a value in excess of $50,000.  Applicants own and operate transmission facilities associated with the Holyoke

Hydroelectric Project and the Prospect Substation, and related generator-step up transformers, station service transformers,

reactors, and switchgears that are deemed jurisdictional

transmission facilities for purposes of Section 203.<F16>  In addition, Applicants will also transfer to the City certain FERC-

jurisdictional agreements related to the Facilities.<F17>  These jurisdictional facilities have an aggregate value in excess of

$50,000, and thus the transaction involves a disposition of

jurisdictional facilities requiring Commission approval pursuant to FPA Section 203.

VI.  THE PROPOSED DISPOSITION OF FACILITIES IS CONSISTENT WITH
     THE PUBLIC INTEREST

     Under Section 203 of the FPA, the Commission "shall approve"

the disposition of jurisdictional facilities if such disposition is "consistent with the public interest."  In its Merger Policy

Statement,<F18> the Commission adopted a three-part test for evaluating whether a proposed merger or acquisition is consistent with the public interest.  This test entails an examination of the transaction's effects on competition, wholesale rates, and the effectiveness of regulation by state and federal agencies.

In recent orders, the Commission has applied this three-part test to Section 203 applications involving the transfer of generating assets and related jurisdictional transmission facilities.<F19> On

November 15, 2000, in its Final Rule on Revised Filing

Requirements Under Part 33 of the Commission's Regulations, the

Commission reaffirmed its reliance on the three-part test in evaluating Section 203 applications.<F20>  As discussed below, the proposed transaction will not adversely affect competition, will not adversely affect rates, and will not adversely affect federal or state regulation.

     A.   The Transaction Will Have No Adverse Effect on Competition

     The transaction will have no adverse effect on wholesale

competition.<F21>  It involves the transfer of limited hydroelectric generation of 43.8 MW to the City, which currently owns or

operates limited generating facilities, amounting to

approximately 77 MW. <F22>  The amount of generation involved in this transaction is de minimis and will have a negligible effect on market concentration in the New England Power Pool ("NEPOOL"),

which has a total installed capacity of approximately 28,000 MW. <F23>

Therefore, following the transaction, the City's aggregate

installed capacity in NEPOOL will amount to less than one-half of one percent of NEPOOL's total installed capacity.  The Commission has found that such a percentage of total installed capacity is de minimis, and that the associated divestiture transaction has a negligible effect on market concentration.<F24>  In short, the transaction will have no adverse effect on wholesale competition.

     B.   The Transaction Will Have No Adverse Effect on Rates

     The Commission's primary concern under this element of its analysis is "the protection of wholesale ratepayers and

transmission customers." <F25>  Applicants sell the entire output of the projects under various wholesale sales contracts on file with the Commission.  While the transaction involves the modification and/or termination of certain wholesale contracts and the sale of some of the generating units linked to sales under such

contracts, these contracts are between the Applicants and their affiliate, Select.<F26>  Consequently, the sale of the Facilities to the City will only affect the Applicants' affiliate, the only existing wholesale customer.

     Nor will the transaction have any adverse effect on

transmission rates.  The Prospect Substation is currently

included in the calculation of transmission rates charged under

Tariff No. 9.  Upon completion of the transaction, the Prospect

Substation will be removed from the calculation of transmission rates under Tariff No. 9, which will have the effect of reducing the transmission revenue requirements under that tariff.  In short, the transaction will have no adverse effect on rates.

     C.   The Transaction Will Not Impair the Effectiveness of
          Regulation

     The Commission focuses on two issues in deciding whether a proposed transaction could impair effective regulation: whether the transaction would shift regulatory authority from the

Commission to the Securities and Exchange Commission ("SEC") or

otherwise diminish Commission authority and whether affected states have the authority to act on the proposed sale

transaction. <F27>  Neither of these concerns exists here.

     The transaction will not impair Commission regulation of the jurisdictional facilities at issue in this application.  The transaction does not involve the formation of a new registered holding company system and thus will not result in a transfer of regulatory authority from the Commission to the SEC.

     Similarly, the transaction will not impair the effectiveness of state regulation.  As noted, HWP is not a public utility under

Massachusetts law and is not subject to the jurisdiction of the

Massachusetts Department of Telecommunications and Energy

("DTE").  The Facilities currently owned by HWP are not subject to the jurisdiction of the DTE.  There will be no diminution of state regulatory authority as a result of the transaction.  Thus,

the transaction has no adverse impact on the effectiveness of state regulation.

VII. INFORMATION REQUIREMENTS PURSUANT TO SECTION 33.2 OF THE
     COMMISSION'S REGULATIONS

     Other than those information requirements for which a waiver is requested, Applicants are submitting the following information pursuant to the filing requirements in 18 C.F.R.  33.2.  Due to the limited scope of the facilities in this Application,

Applicants respectfully request a partial waiver of the

requirements under Part 33 of the Commission's regulations.  The

Commission's practice is to grant such a waiver when the

Application contains "sufficient information to evaluate the proposed transaction."<F28>  Based on the foregoing, Applicants request that the Commission waive certain requirements under Part

33 (as requested below) and waive any other filing requirements as may be applicable, as the Commission has for other similarly situated parties. <F29>

     A.    33.2(a).  Name and Addresses of Applicants

   Holyoke Water Power Company       Holyoke Power and Electric
   1 Canal Street                    Company
   Holyoke, MA 01040                 1 Canal Street
                                     Holyoke, MA 01040


     B.    33.2(b).  Persons Authorized to Receive Notices

    Stephen H. Klionsky              Viet H. Ngo
    Northeast Utilities Service      Steptoe & Johnson LLP
    Company                          1330 Connecticut Avenue,
    260 Franklin Street, 21st        N.W.
    Floor                            Washington, DC 20036
    Boston, MA 02110                 (202) 429-8123
    (617) 345-4778                   (202) 429-3902 (fax)
    (617) 345-4780 (fax)             vngo@steptoe.com
    klionsh@nu.com


     C.    33.2(c).  Description of the Applicants
     A description of the Applicants and their business

activities is provided in Section IV of this Application. The proposed transaction does not affect the corporate structure or business interests of the Applicants or their parent company,

subsidiaries, affiliates, or associate companies in any joint ventures, strategic alliances, or RTO proposals.  In addition,

Applicants have no directors or officers in common with the City.

In light of the limited nature of the Facilities to be

transferred, Applicants respectfully request the Commission to waive Sections 33.2(c)(1)-(6) of the Commission's regulations to provide descriptions of Applicants in separate exhibits A through

F.  See 18 C.F.R.  33.2(c)(1)-6.

     D.   33.2(d).  General Statement of Jurisdictional
          Facilities

     Applicants' jurisdictional facilities relevant to this

Application are described in Section V of this Application.  Due to the limited scope of the Facilities to be transferred,

Applicants respectfully request waiver of Section 33.2(d) of the

Commission's regulations to provide a detailed listing of

Applicants' jurisdictional facilities in a separate Exhibit G.

See 18 C.F.R.  33.2(d).

     E.   33.2(e).  A Narrative Description of the Proposed
          Transaction

     The proposed divestiture transaction is described in

Sections III-V in this Application.  Due to the limited scope of the Facilities to be transferred, Applicants respectfully request waiver of the requirement of Section 33.2(e) of the Commission's regulations to provide a narrative description in a separate

Exhibit H.  See 18 C.F.R.  33.2(d).

     F.    33.2(f).  Agreements Related to the Transaction

     The Settlement Agreement and related schedules are attached hereto as Attachment 3.

     G.    33.2(g).  Statement of Public Interest

     The facts relied upon to demonstrate that the proposed

transaction is consistent with the public interest are set forth in Section VI of this Application.  Due to the limited scope of the Facilities to be transferred, Applicants respectfully request waiver of Section 33.2(g) of the Commission's regulations to provide a separate Exhibit J.  See 18 C.F.R.  33.2(g).

     H.    33.2(h).  Maps

     Maps showing the physical property involved in the

divestiture transaction are included as Attachment 6. 18 C.F.R.

33.2(h).

     I. 33.2(i). Regulatory Actions Necessary to Complete the Transaction

     In addition to the Commission's approval, Applicants will

seek approval of the Securities and Exchange Commission as may be required.  Due to the limited scope of the Facilities to be

transferred, Applicants respectfully request waiver of Section

33.2(i) of the Commission's regulations to provide a separate

Exhibit L.  See 18 C.F.R.  33.2(i).

VIII.     PROPOSED ACCOUNTING ENTRIES

     Applicants' proposed accounting entries are included as

Attachment 2.

IX.  NOTICE

     As required by Section 33.6 of the Commission's regulations,

a form of notice suitable for publication in the Federal Register is included herein as Attachment 5 and a copy of this same

notice, in electronic format on a 3.5 inch diskette, is enclosed.

A copy of this Application is being sent to the DTE.

X.   FILING FOR ACCEPTANCE OF RELATED AGREEMENT PURSUANT TO
     SECTION 205 OF THE FPA

     Applicants submit for filing under FPA Section 205 a related amendment to a transmission service agreement for network

integration transmission service, dated February 28, 1997,

between NUSCO, acting as agent for the NU Operating Companies,

and the City. <F30>  The transmission agreement was designated as

Service Agreement No. 18 under NU's FERC Electric Tariff Original

Volume No. 19.  The proposed amendment to the City's TSA modifies

Appendix I of the transmission service agreement (Schedule of

Delivery Points for Network Integration Service, designed as

Supplement No. 2) by adding two additional delivery points.

Applicants request an effective date for the proposed amendment as of the closing of the transaction. <F31>

XI.  REQUEST FOR EXPEDITED APPROVAL WITHOUT HEARING
     For the reasons stated herein, Applicants' divestiture

transaction satisfies the Commission's standards stated in both the Merger Policy Statement and Order No. 642, and is consistent with the public interest.  Applicants respectfully request that the Commission approve the disposition of jurisdictional

facilities associated with this sale transaction on an expedited basis and without a hearing.  The facts and supporting analysis of the issues contained in this Application are sufficient for the Commission to find that this transaction is consistent with the public interest, and the Transmission Amendment is just and reasonable.  Applicants respectfully request that the necessary approval and acceptance be granted by September 10, 2001, so that the transaction can close as scheduled under the Settlement

Agreement.  This would be consistent with the target set forth in

Order No. 642. <F32>

 XII. CONCLUSION

     For the reasons stated herein, Applicants respectfully

request that the Commission expeditiously approve this

Application under Section 203 of the FPA and accept the

Transmission Amendment for filing under Section 205 of the FPA without modification or condition by no later than September 10,

2001.

                                Respectfully submitted,




                                By:/S/____________________________


                                David B. Raskin
                                Viet H. Ngo
                                Carlynne S. Cockrum
                                Steptoe & Johnson LLP
                                1330 Connecticut Avenue, N.W.
                                Washington, D.C.  20036

                                Stephen H. Klionsky
                                Northeast Utilities Service
                                Company
                                260 Franklin Street, 21st Floor
                                Boston, MA 02110

                                Attorneys for Holyoke Water
                                Power Company and Holyoke Power
                                and Electric Company

Dated: July 17, 2001

                    UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION


Holyoke Water Power Company      )      Docket Nos.    EC01-
Holyoke Power and Electric       )      ER01-    000
Company




                          VERIFICATION



County of Hartford       )
                         )
State of Connecticut     )

     Lisa J. Thibdaue, being duly sworn, deposes and says: That she is Vice President of Rates, Regulatory Affairs, and Compliance of Northeast Utilities Service Company and has the authority to verify the foregoing Application on behalf of Holyoke Water Power Company and Holyoke Power and Electric Company, that she has read said Application, and that, to the best of her knowledge, information and belief, all of the statements contained therein are true and correct.


                                ______________________________

                                   Lisa J. Thibdaue

SUBSCRIBED AND SWORN to before me
on this _____ day of July  2001.

____________________________
Notary Public

My commission expires:  __________________

                          ATTACHMENT 1

                    HP&E GENERATION CAPACITY

                          ATTACHMENT 1A

                    NEPOOL INSTALLED CAPACITY

                          ATTACHMENT 2

                   PROPOSED ACCOUNTING ENTRIES

                          ATTACHMENT 3

              CONTRACTS RELATED TO THE TRANSACTION
                         (See Volume 2)

                          ATTACHMENT 4

                           AMENDMENT,

             REVISED TRANSMISSION SERVICE AGREEMENT,

                         REDLINED SHEET

                          ATTACHMENT 5

                         FORM OF NOTICE

                          ATTACHMENT 6

                              MAPS

                    UNITED STATES OF AMERICA
                           BEFORE THE
              FEDERAL ENERGY REGULATORY COMMISSION



Holyoke Water Power Company
Holyoke Power and Electric
Company



                        NOTICE OF FILING



          Take notice that on July ___ , 2001, Holyoke Water Power Company and Holyoke Power and Electric Company ("Applicants") tendered for filing an Application for approval under Section 203 of the Federal Power Act for approval of the disposition of jurisdictional facilities that will result from the sale of certain facilities to the City of Holyoke Gas & Electric Department and for acceptance under Section 205 of the Federal Power Act an amendment to a transmission service agreement. Applicants state that copies of this filing are being mailed to the City of Holyoke Gas and Electric Department and the Massachusetts Department of Telecommunications and Energy.

          Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR 385.211 and 385.214). All such motions and protests should be filed on or before _________. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may be viewed on the web at using the "RIMS" link, select "Docket #" from the RIMS Menu and follow the instructions (please call (202) 208-2222 for assistance). Comments, protests and interventions may be filed electronically via the internet in lieu of paper.

                        David P. Boergers
                            Secretary
_______________________________


     F1 16 U.S.C.  824b, 824d (1994).

     F2 18 C.F.R. Parts 33, 35 (2000).

     F3 In a separate filing, Applicants will also seek authorization from the Commission under FPA Section 8, 16 U.S.C.
801 (1994), to transfer to the City Applicants' license for the Holyoke Hydroelectric Project, Project No. 2004-073.

     F4 The Buyer in this case, the City, is a municipal entity that is exempt from regulation as a "public utility" under the FPA. See Section 201(f) of the FPA, 16 U.S.C. 824(f) (2000); Western Kentucky Energy Corp., 83 FERC 61,336 at 62,358 n.3
(1998). While FPA Section 203 approval is required for HWP's and HP&E's sale of the jurisdictional assets associated with this sale, no Section 203 approval is necessary for the City's acquisition of the Facilities. Accordingly, the City is not an Applicant for purposes of this Application. The City joins to support the approvals that Applicants seek.

     F5 The Settlement Agreement is attached hereto as Attachment 3.

     F6 The NU Operating Companies are The Connecticut Light and
Power Company, Western Massachusetts Electric Company, Public
Service Company of New Hampshire, HWP, and HP&E.

     F7 See Settlement Agreement, Article 5.1.

     F8 On August 20, 1999, the Commission issued an order granting HWP a new license for the Holyoke Hydroelectric Project. Holyoke Water Power Co., et al., 88 FERC 61,186 (1999), reh'g pending. The City and two other parties, which had submitted a competing license application, filed requests for rehearing. The approvals sought in this Application and the hydroelectric license transfer application under FPA Section 8 will resolve a number of outstanding requests for rehearing in connection with the relicensing of the Holyoke Hydroelectric Project (Project No. 2004-073).

     F9 See Settlement Agreement, Article 5.13(a). HWP understands that the City believed that it had purchased the franchise in 1902 to provide service exclusively within the City from HWP's predecessor. In 1903, HWP obtained special state legislation under which it retained the right to serve certain large customers in the City. The issue of HWP's authority to serve retail customers has been in litigation for many years.

     F10 HWP does not have an exclusive franchise service territory.

     F11 See Massachusetts Chapter 350 of the Acts of 1903 and
Chapter 152 of the Acts of 1909.

     F12 By a separate filing under FPA Section 205, HWP, HP&E, and Select are terminating and/or modifying these contracts consistent with the sale of the hydro-generating assets to the City.

     F13 Northeast Utils. Serv. Co., 87 FERC  61,063 (1999).

     F14 As part of this transaction, HWP will transfer its six hydroelectric facilities to the City: the Hadley Falls station (two units); the Beebe-Holbrook station (two units); Boatlock station (three units); the Chemical station (two units); the Skinner station (one unit); and the Riverside station (five units).

     F15 See Settlement Agreement, Article 2.1.1.

     F16 See, e.g., Baltimore Refuse Energy Systems Co. and Wheelabrator Milbury, Inc., 40 FERC 61,366 at 62,117 (1987); Kentucky Utils. Co., 85 FERC 61,274 at 62,112 n.37 (1998)
(noting that the Commission's change in policy regarding the ratemaking treatment of certain interconnection facilities "does not affect our jurisdiction for purposes of Section 203 or any other Section of the FPA.").

     F17 As part of the transaction, Applicants will assign to the City two Water Use Agreements -- one between HWP and the City, dated September 1, 1984 (on file as HWP Rate Schedule No. 67), under which HWP provides energy to compensate the City for the use of the City's water entitlement by HWP's hydroelectric facility; and one agreement between HWP and Linweave, Inc. (also known as Harris Energy), dated July 30, 1982 (on file as HWP Rate Schedule No. 34), under which HWP provides energy to compensate Harris Energy for the use of Harris Energy's water entitlement by HWP's hydroelectric facility.

     F18 Inquiry Concerning the Commission's Merger Policy Under
the Federal Power Act: Policy Statement, Order No. 592, FERC
Stats. & Regs.  31,044 at 30,110 (1996) ("Merger Policy
Statement"), reh'g order, Order No. 592-A, 79 FERC  61,321
(1997).

     F19 See, e.g., N.Y. State Elec. & Gas Corp., 86 FERC  61,020
(1999); Boston Edison Co., 82 FERC  61,311 (1998); New England
Power Co., 82 FERC  61,179 (1998) ("NEP"), order on reh'g, 83
FERC  61,275 (1998).

     F20 Revised Filing Requirements Under Part 33 of the
Commission's Regulations: Final Rule, Order No. 642, FERC Stats.
& Regs.  31,111 at 31,872-73 (2000) ("Order 642").

     F21 The Commission has stated that a full Appendix A analysis is not required when the transaction involves only a de minimis overlap of generation assets with insignificant competitive effects. See, e.g., Merger Policy Statement at 30,134. The Commission has recognized that a transfer of assets having only a de minimis effect on generation market power does not raise competitive concerns and is not inconsistent with the public interest. See Duke Power Co. and PanEnergy Corp., 79 FERC
61,236 at 62,037-38 (1997); Indeck Capital, Inc. and Black Hills Corp., 91 FERC 61,287 at 61,993 (2000); see also Order No. 642 at 31,903-05.

     F22 The City currently has ownership and entitlement interests in various generating stations primarily located in NEPOOL with a combined generating capacity of approximately 77 MW. See
Attachment 1 hereto. The City's combined 77 MW from these projects is less than 0.3 percent of the total generation capacity in NEPOOL, the relevant geographic market.

     F23 See Review of NEPOOL Objective Capability for Power Year
2000-2001, attached hereto as Attachment 1A. The total installed objective capability of the New England Power Pool ("NEPOOL") for May 2001 was 27,999 MW.

     F24 See, e.g., Central Maine Power Co., 85 FERC 61,272 at 62,090 n.10, 62,092-93 (1998) (finding 0.1 percent of total installed capacity in NEPOOL to be de minimis and a negligible effect on market concentration); see also FPL Energy Maine Holdings, LLC, et al., 95 FERC 62,123 at 64,174 (2001) (finding a transfer of a 31 MW power plant by FPL Energy Maine to an entity that already owned 67 MW in NEPOOL to have no material increase in market concentration in NEPOOL).

     F25 NEP at 61,659.

     F26 Applicants and Select will make a separate filing under FPA Section 205 to, inter alia, (a) terminate the HWP/HP&E Hydroelectric Agreement between HWP and HP&E; (b) amend the Power Sales Agreement between HP&E and Select to remove the sale of power from the hydro-facilities from that Agreement; and (c) to terminate the requirements service agreement between HWP and Select; all as of the date of closing anticipated under the Settlement Agreement.

     F27 Merger Policy Statement at 30,124-25.

     F28 PSI Energy, Inc., 60 FERC  62,131 at 63,342 (1992).  See
also Citizens Utils. Co., 41 FERC  62,064 at 63,180 (1987)
(where the Commission waived certain requirements under Section 33 based on a finding that the requirements were "not pertinent to the consideration of its application and their production would be costly and burdensome.").

     F29 The Commission recently waived certain exhibit requirements in approving FPL Energy Maine's divestiture of a 31 MW power plant located in Fort Fairfield, Maine. FPL Energy Maine Holdings, LLC, et al., Docket No. EC01-90-000, 95 FERC 62,123 (2001) ("FPL Energy"). Applicants are requesting waiver of the same information requirements.

     F30 The amendment to transmission service agreement and a redlined page showing the proposed modifications are included in Attachment 4. Pursuant to the Commission's Order No. 614, Designation of Electric Rate Schedule Sheets, 90 FERC 61,352
(2000), Applicants are submitting the revised transmission service agreement in the format prescribed under Order No. 614 in Attachment 4.

     F31 To the extent necessary, Applicants request waiver of the notice requirement under Section 35.3 of the Commission's regulations, 18 C.F.R. 35.3.

     F32 Order No. 642 at 31,877-78.
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